Exhibit 10.1

April 19, 2018

Dear Irene,

The Mondelēz International, Inc. Board of Directors desires to acknowledge and recognize you upon your retirement after a distinguished career of more than 35 years, and to thank you for your extraordinary service and many significant contributions to Mondelēz International, Inc., and its predecessor company, Kraft Foods Inc.

In recognition of your distinguished service, you will be provided with continued full vesting of outstanding performance shares.

This letter summarizes the terms of your retirement agreement with Mondelēz International, Inc. (and any currently or previously-affiliated companies, parent companies, successors or predecessors, including Mondelēz Global LLC, Kraft Foods Inc., Kraft Foods Group, Inc., and Kraft Foods Global, Inc., collectively referred to herein as the “Company”).

The purpose of this letter (also referred to as the “Agreement”) is to clarify certain post-retirement restrictive covenants and, per our normal course, obtain a general release of claims as detailed below.

Accordingly, and consistent with Item 5.02 of the Company’s 8-K SEC filing dated December 18, 2017 (related to your compensatory arrangement upon your retirement), we agree as follows:

1. Retirement Date: You have elected to retire on April 1, 2018 (“Retirement Date”).

2. Sufficiency of Consideration: You understand, acknowledge and agree that the special vesting treatment of your outstanding performance shares as described in Section 3(a) of this Agreement is conditioned upon your counter-signature on this Agreement and is, in significant and substantial part, in addition to those benefits to which you are otherwise entitled. You also acknowledge and agree that the Company has – apart from this Agreement – paid you for all wages that were due to you as of your Retirement Date.

ROSENFELD RETIREMENT LETTER

3. Consideration: In addition to the compensation and benefits accorded all similarly-situated retired employees per the terms of the applicable plans and the additional benefits provided in your offer letter dated June 22, 2006 and in exchange for the promises in this Agreement, and provided you do not revoke the Agreement as permitted in Section 14 below, the Company will provide you with the following benefit:

Following your Retirement Date, all unvested performance share units as of the Retirement Date will continue to vest per the normal vesting schedule. The actual number of shares awarded will be based on the actual financial results as determined by the Human Resources and Compensation Committee at the end of the performance cycle.

4. Complete Release and Waiver of Claims:

a) You are aware of your legal rights concerning your employment with the Company. In exchange for the Company’s promises above, you agree to irrevocably and unconditionally release (i.e. give up) any and all claims you may now have against the Company and agree not to sue the Company and any currently or previously-affiliated companies, parent companies, successors or predecessors, and their officers, directors, agents and employees (the “Release”). This Release includes, but is not limited to, all claims under Title VII of the Civil Rights Acts of 1964 and 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002, the Employee Retirement Income Security Act, the Illinois Human Rights Act, the Right to Privacy in the Workplace Act, the Illinois Health and Safety Act, the Illinois Employment Contract Act, the Illinois Whistleblower Act, and any other federal, state or local law, as well as any claims for breach of contract, wrongful discharge, and tort claims; claims for wages, benefits or severance pay; claims for attorneys’ fees; and any other claim or action whatsoever. This general release and waiver does not contain a waiver of rights or claims that may arise after the date you execute this Agreement, and also excludes any claims which cannot be waived by law. Notwithstanding the above, nothing in this paragraph shall be construed to waive your rights to (i) the benefits provided for in this Agreement; (ii) any vested benefits (or restricted stock units, stock options and performance share units specifically stated to vest in Section 3 above) under the Company’s performance incentive, management incentive, retirement and benefit plans; and (iii) indemnification, if any, from the Company arising from applicable law or the Company’s Certificate of Incorporation, By-Laws, or the Company’s insurance policies, for any of your acts (or failures to act) made in good faith while you were employed by the Company. The Company will follow its standard practices then in place regarding advancement of legal fees in the event you invoke your rights to indemnification under the Company’s Certificate of Incorporation, By-Laws, or the Company’s insurance policies. For the avoidance of doubt, payments made pursuant to this Agreement remain subject to any recovery, recoupment, clawback and/or other forfeiture policy maintained by Mondelēz International, Inc. or any affiliate.

b) Specific Release of ADEA Claims: In further consideration of the payments and benefits provided to you in this Agreement, you hereby irrevocably and unconditionally fully and forever waive, release and discharge the Company from any and all claims, whether known or unknown, from the beginning of time to the date you execute this Agreement, arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations.

ROSENFELD RETIREMENT LETTER

5. Right to Participate in Agency Proceedings: Nothing in this Agreement is intended to limit or impair in any way your right to file a charge with the U.S. Equal Employment Opportunity Commission (EEOC) or comparable state and local fair employment practices agencies (FEPAs), or your right to participate in any such charge filed with such agencies and to recover any appropriate relief in any such action.

6. Post-Retirement Cooperation: We agree that certain matters in which you have been involved during your employment or tenure on the Board of Directors may necessitate your cooperation with the Company in the future. Accordingly, for a period of two (2) years following your Retirement Date, to the extent reasonably requested by the Company and upon reasonable notice, you agree that you will cooperate with the Company in connection with matters arising out of your service to the Company, including those legal matters, both known and unknown, about which you have personal knowledge and/or may be called as a witness; provided that the Company shall make reasonable efforts to minimize disruption of your other activities. The Company will reimburse you for reasonable expenses incurred in connection with your cooperation

7. Restrictive Covenants:

(a) Non-Competition: You understand and agree that the nature of your position with the Company gave you access to and knowledge of highly confidential information and trade secrets of the Company, and placed you in a position of trust and confidence with the Company. Because of the Company’s legitimate business interests and in consideration for the consideration provided in Section 3 above, you agree that you will not engage in Prohibited Conduct for the twelve (12)-month period following your Retirement Date (“Restricted Period”).

(i) For purposes of this non-compete clause, “Prohibited Conduct” is conduct in which you contribute your knowledge of confidential or proprietary information obtained during your employment with the Company or tenure on the Board of Directors, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, officer, volunteer, intern or any other similar capacity to a Listed Competitor without the written consent of the Company’s Executive Vice President Global Human Resources, or designee, such consent to be provided by the Company at its sole and absolute discretion, except that such consent shall not unreasonably be withheld.

(ii) For purposes of this non-compete clause, Listed Competitors include the following companies: PepsiCo, Inc., Campbell Soup Company, The Coca-Cola Company, Kellogg Company, Mars, Inc., Nestle S.A., Ferrero Rocher, General Mills, Inc., The Hershey Company, Groupe Danone, Perfetti Van Melle, Arcor, Unilever Group, Lindt & Sprungli AG, and Yildiz Holding A.S., or any subsidiaries, affiliates or subsequent parent or merger partner, if any of these companies are acquired or become part of a merger. For purposes of this Agreement, “affiliate” of a specified person or entity means a person or entity that directly or indirectly controls, is controlled by, or is under common control with, the person or entity specified. Nothing contained herein shall preclude you from working for a company that provides consulting or financial advisory services whose clients include companies named above so long as you do not provide specific advice or services, derived from confidential or proprietary information obtained during your employment with the Company or tenure on the Board of Directors, directly to the Listed Competitors.

ROSENFELD RETIREMENT LETTER

(b) Non-Solicitation of Employees: You understand and acknowledge that the Company has expended and continues to expend significant time and expense recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Company. You agree and covenant not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company during the Restricted Period. The foregoing shall not be violated by general advertising not targeted at the Company employees or by serving as a reference upon request.

(c) Restrictive Covenant Remedies: If you breach or violate the provisions of this Section 7, you will be obligated to forfeit, and the Company will be entitled to claw back, any and all equity proceeds received pursuant to this Agreement, and the Company will not be obligated to provide any benefits or make any future payments pursuant to this Agreement that are otherwise owed. This will be in addition to any other remedy that the Company may have in respect of such Prohibited Conduct. We both acknowledge and agree that the Company will or would suffer irreparable injury in the event of a breach or violation or threatened breach or violation of the provisions set forth in this Section 7, and agree that in the event of a breach or violation of such provisions the Company will be awarded injunctive relief by a Court of competent jurisdiction to prohibit any such breach or violation, and that such right to injunctive relief will be in addition to any other remedy which may be ordered by the Court or an arbitrator. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or any other available forms of relief.

(d) Judicial Amendment: We both acknowledge the reasonableness of the agreements set forth in this Section 7 and specifically acknowledge the reasonableness of the geographic area, duration of time and subject matter that are part of the covenant not to compete contained in Section 7(a)(i)-(ii). You further acknowledge that your skills are such that you can be gainfully employed in noncompetitive employment and that your agreement not to compete will in no manner prevent you from earning a living. Notwithstanding the foregoing, in the event it is judicially determined that any of the limitations contained in this Section 7 are unreasonable, illegal or offensive under any applicable law and may not be enforced as agreed herein, we agree that the unreasonable, illegal or offensive portions of this Section 7, whether they relate to duration, area or subject matter, shall be and hereby are revised to conform with all applicable laws and that this Agreement, as modified, shall remain in full force and effect and shall not be rendered void or illegal.

ROSENFELD RETIREMENT LETTER

8. This Agreement to Be Publicly Filed: We acknowledge and understand that, consistent with applicable requirements, this Agreement will be made public through the Company’s SEC filings.

9. No Disparagement or Harm: You agree that, in discussing your relationship with the Company and its affiliated and parent companies and their business and affairs, you will not disparage, discredit or otherwise treat in a detrimental manner the Company, its affiliated and parent companies or their officers, directors and employees. The Company agrees that the members of its Board of Directors, and the members of the Mondelēz Leadership Team who reported directly to you, will not disparage, discredit or otherwise treat you in a detrimental manner. This Section does not, in any way, restrict or impede either party from exercising protected rights including the right to communicate with any federal, state, or local agency or self-regulatory organization, including any with which a charge has been filed, to the extent that such rights cannot be waived by agreement, or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. To the extent legally permissible, you agree that you will promptly provide written notice of any such order to the Company’s legal department.

10. Continuing Confidentiality Obligation: You acknowledge that during the course of your employment with the Company and tenure on the Board of Directors, you had access to, learned about and were entrusted with certain confidential and secret sales, marketing, strategy, financial, product, personnel, manufacturing, labor relations, technical and other proprietary information and material (“Confidential Information”) which are the property of the Company. You understand that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. You further understand and acknowledge that this Confidential Information and the Company’s ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information by you might cause the Company to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties. You agree that following the Retirement Date, you will not communicate or disclose to any third party, or use for your own account, without the written consent of the Company, any of the aforementioned information or material. Nothing in this Agreement shall be construed to prohibit you from reporting conduct to, providing truthful information to, or participating in any investigation or proceeding conducted by any federal, state or local government agency or self-regulatory organization.

If the Company becomes aware of a situation where it appears that its trade secrets are being used and/or disclosed by you, it will enforce its rights to the fullest degree allowed by law, including Federal or State trade secret law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

ROSENFELD RETIREMENT LETTER

11. Protected Rights: You understand that nothing contained in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.

12. Return of Company Property: You agree that as of the Retirement Date, you have returned all Company property in your possession, including documents, manuals, identification cards or badges, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, handbooks, notes, keys and any other articles you used in the course of your employment or tenure on the Board of Directors, and any other Company property in your possession, no later than the Retirement Date.

13. Arbitration of Claims: In the event either you or the Company contests the interpretation or application of any of the terms of this Agreement, the complaining party shall notify the other in writing of the provision that is being contested. If we cannot satisfactorily resolve the dispute within thirty (30) days, the matter will be submitted to arbitration with JAMS (f.k.a. Judicial Arbitration and Mediation Services, Inc.). The arbitration will be conducted, and an arbitrator will be chosen, pursuant to the JAMS Employment Arbitration Rules and Procedures. The arbitrator’s fees and expenses and filing fees shall be borne by the losing (non-prevailing) Party. The hearing shall be held at a location selected by the Company, and the arbitrator shall issue a written award which shall be final and binding upon the Parties. You agree to waive the right to a jury trial. Notwithstanding anything contained in this Section 13 or Section 7(c) to the contrary, the Company shall have the right to institute judicial proceedings against you or anyone acting by, through or under you, in order to enforce its rights under Sections 6, 7, 9 or 10 through specific performance, injunction, or similar equitable relief. Claims not covered by arbitration are those claims seeking injunctive and other relief due to unfair competition, due to the use or unauthorized disclosure of trade secrets or confidential information set forth in Section 10, or breach of restrictive covenants set forth in Section 7.

ROSENFELD RETIREMENT LETTER

14. Review and Revocation: You acknowledge that, before signing this Agreement, you were given a period of twenty-one (21) days in which to consider it. You further acknowledge that: (a) you took advantage of this period to consider this Agreement before signing it; (b) you have carefully read this Agreement, and each of its provisions; (c) to the extent you had any, you resolved all of your doubts and concerns regarding representations made in this Agreement before signing it; (d) you fully understand what the Agreement, and each of its provisions, means; and (e) you are entering into the Agreement, and each of its provisions, knowingly and voluntarily. The Company encourages you to discuss this Agreement, and each of its provisions, with an attorney (at your own expense) before signing it. You acknowledge that you sought such advice to the extent you deemed appropriate. If you sign this Agreement before the end of the twenty-one (21) day period, you do so voluntary because you have decided that you do not need any additional time to decide whether to sign it. You also understand that you do not have more than twenty-one (21) days to sign this Agreement. If you do not sign this Agreement by the end of the twenty-one (21) day period, you understand that it will become null and void. You also acknowledge and understand that the Company would not have given you the special payments or benefits you are getting in exchange for this Agreement but for the promises and representations you made by signing it. You understand, acknowledge and agree that the provision of equity benefits described in Section 3 of this Agreement is conditioned upon your execution and non-revocation of this Agreement. You may revoke this Agreement within seven (7) days after you sign it by giving written notice to the Company, no later than the close of business on the 7th calendar day after you sign this Agreement. If you revoke this Agreement, you understand that you will not receive the benefits that are conditioned upon your execution of the Agreement. This Agreement will not become effective or enforceable unless and until the seven-day revocation period has expired without you revoking it. By signing below, you acknowledge that you may revoke this Agreement at any time within seven (7) days of the date on which you signed it.

15. Entire Agreement and Severability: This letter comprises the entire agreement between us on the subject matter of this Agreement. This Agreement may not be modified or canceled in any manner except by a writing signed by both you and an authorized Company official. You acknowledge that the Company has made no representations or promises to you, other than those in this Agreement. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of this Agreement be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If the release and waiver of claims provisions of this Agreement are held to be unenforceable, the parties agree to enter into a release and waiver agreement that is enforceable.

ROSENFELD RETIREMENT LETTER

16. Governing Law: This Agreement, for all purposes, shall be governed under and construed in accordance with the laws of the State of Illinois without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than Illinois. For any application for injunctive relief, and in the event a dispute between us is not subject to arbitration under Section 13, any action or proceeding by either of us to enforce this Agreement shall be brought only in a State or Federal court located in the State of Illinois. We both consent to the personal jurisdiction of such courts and agree not to claim that any such courts are inconvenient or otherwise inappropriate.

17. Section 409A: This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments subject to 409A provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A.

In the event that you are a “specified employee” within the meaning of Section 409A, to the extent required in order to comply with Section 409A, any amounts or benefits to be paid or provided to you pursuant to this Agreement or otherwise that are considered nonqualified deferred compensation under Section 409A will be delayed six (6) months to the first business day on which such amounts and benefits may be paid in compliance with said Section 409A.

Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

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ROSENFELD RETIREMENT LETTER

If this letter correctly states the agreement and understanding we have reached, please indicate your acceptance by countersigning and returning it to me.

Thank you again for your many years of outstanding contributions to and leadership of the Company. We wish you good health and much happiness.

Very truly yours,

MONDELEZ INTERNATIONAL, INC.

By:	/s/ David H. Pendleton
David H. Pendleton Senior Vice President Total Rewards and HR Solutions

Date: April 30, 2018

TAKE THIS AGREEMENT HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT: IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS. IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE FULL CONSIDERATION PERIOD AFFORDED BY SECTION 14 AND YOU SHOULD CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT.

Accepted and Agreed to:

/s/ Irene B. Rosenfeld
Irene B. Rosenfeld

Date: April 25, 2018

ROSENFELD RETIREMENT LETTER